Exhibit 99.1

CONTACT:
Richard Land, Dave Jacoby
Jaffoni & Collins Incorporated
212/835-8500; egt@jcir.com

ELIXIR GAMING TECHNOLOGIES TO RECEIVE $40 MILLION
OF NET PROCEEDS AS A RESULT OF WARRANT EXERCISE

Las Vegas, NV & Macau – December 11, 2007 – Elixir Gaming Technologies, Inc. (AMEX:EGT) (“Elixir Gaming”) announced today that Elixir Group has entered into a private transaction with institutional investors whereby it will sell 16,000,000 existing warrant shares it owns of Elixir Gaming Technologies. The purchase price of the transaction was $3.51 per share.

As a condition of the sale of the warrants, the warrants will be exercised at closing. Elixir Gaming will raise approximately $40 million in net proceeds from the exercise of the warrants. Elixir Gaming expects to use the net proceeds from the warrant exercise to fund the purchase of electronic gaming machines pursuant to its agreement with Elixir Group. To date, Elixir Group has delivered agreements for the placement of 4,494 electronic gaming machines to be placed on a long-term participation basis in gaming venues in several Asian-Pacific markets.

Commenting on the transaction, David Reberger, CFO of Elixir Gaming, said, “With this transaction, we’ve brought forward the exercise of the existing warrants in our capital structure, allowing Elixir Gaming to secure non-dilutive financing to fund its significant and growing gaming machine contract pipeline. Elixir Group agreed at the Company’s request to sell the warrants to institutional investors on the condition that they are immediately exercised and the Company thanks Elixir Group, its largest shareholder, for its support in facilitating this financing transaction.”

Reflecting the proceeds from the exercised warrants, Elixir now has approximately $70 million in cash on hand and no debt.

ThinkEquity Partners, LLC acted as placement agent and Greenburg Traurig, LLP served as securities counsel to Elixir Gaming in connection with the transaction.

About Elixir Gaming Technologies, Inc
Elixir Gaming Technologies Inc. (“Elixir Gaming”) is a member of Elixir Group, an innovator of gaming technology solutions and a wholly owned subsidiary of Melco International Development Limited.

Elixir Gaming, in collaboration with Elixir International (which is also a member of Elixir Group), secures long-term contracts to provide comprehensive turn-key solutions to 3, 4 and 5 star hotels, cruise ships and other well-located venues throughout Asia that seek to offer casino gaming products. Elixir International assists the venue and venue owner with the licensing and regulatory process, physical casino design, construction management, slot and game floor design layout purchases the gaming machines and systems from the industry’s leading gaming equipment suppliers and installs the gaming machines and systems such that the casino is delivered in a fully operational state. Elixir Gaming retains ownership of the gaming machines and systems and receives recurring daily fee of at least 20% of the net gaming win per machine and provides on-site maintenance. The Company has established a strategic presence in the Asia Pacific region with participation contracts in the Philippines, Cambodia, Vietnam and other Asian markets. For more information please visit www.elixirgaming.com.

About Elixir Group
Elixir Group is an important strategic component of Melco International Development Limited’s gaming and leisure entertainment focus. Elixir Group holds the distinction of being a “home-grown” brand: a full-fledged game manufacturer based in Asia – designing, developing and supplying gaming machines and technology solutions (surveillance, LEDs, ATMs) for the Asian market.

With gaming research and development centers in Macau and the Philippines, proximity to key growth markets provides Elixir Group with competitive advantages. As a pioneer in the competitive Asian gaming market, Elixir Group, through its wholly-owned subsidiary, Elixir International, has consistently delivered exciting solutions, expert sales advice and professional gaming support. Elixir International has forged alliances with leading gaming and technology companies and by accessing its partners’ manufacturing capabilities is able to focus entirely on innovative product design and customer service. Elixir International has also secured several strategic agreements in the provision of gaming technology infrastructure for various gaming concession holders in Macau.

Forward Looking Statements
This press release report contains forward-looking statements concerning Elixir Gaming Technologies and Elixir Group within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Those forward-looking statements include statements regarding the expected closing of the warrant sale, expectations for the business relationship between Elixir Gaming Technologies and Elixir Group, including the recurring revenue that may develop from the relationship with Elixir Group, and the Company’s expectations for future product revenue. Such statements are subject to certain risks and uncertainties, and actual circumstances, events or results may differ materially from those projected in such forward-looking statements. Factors that could cause or contribute to differences include, but are not limited to, the risk that the warrant sale not be completed, the risk that Elixir Gaming may not realize the expected benefits of the warrant sale, Elixir Group’s inability to place gaming machines at significant levels and risks relating to Elixir Group’s ability to place games that generate the expected amount of net-win. Elixir Gaming Technologies cautions readers not to place undue reliance on any forward-looking statements. Elixir Gaming Technologies does not undertake, and specifically disclaims any obligation, to update or revise such statements to reflect new circumstances or unanticipated events as they occur.